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                                                                    EXHIBIT 99.1

[VENTIV LOGO]

Contacts:
Investors/Corporate:                                 Media:
John R. Emery                                        Lynn Blenkhorn
Chief Financial Officer                              Noonan/Russo Communications
(732) 537-4800                                       (212) 696-4455
investor@ventiv.com                                  Media@ventiv.com
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 VENTIV HEALTH, INC. ANNOUNCES CONVERSION OF RELIANT PHARMACEUTICALS SALES FORCE

NEW YORK, February 5, 2002 -- Ventiv Health, Inc. (Nasdaq:VTIV), a leading provider of comprehensive marketing and sales solutions to the pharmaceutical and life sciences industries, announced today it has been notified by Reliant Pharmaceuticals, LLC, of Reliant's intent to convert the field sales force working under the Ventiv-Reliant contract from full-time Ventiv employment to full-time Reliant employment effective April 1, 2002. The Ventiv-Reliant contract, which commenced on August 1, 2000, provided Reliant with the option to convert all or a portion of the field sales force to Reliant employment at any time. Ventiv will work with Reliant to ensure the conversion is implemented smoothly.

Mr. Eran Broshy, President and CEO of Ventiv, said "As with many of our contracts, we have always known that conversion of the Reliant sales force was a possibility. We are pleased we were able to help Reliant develop its commercialization infrastructure during the past 18 months."

Mr. Joseph Krivulka, President of Reliant Pharmaceuticals, stated "The level of service provided by Ventiv during the past 18 months helped us to reach this important milestone in Reliant's history. We appreciate Ventiv's contribution to our company's current and future success."

On February 28, 2002, Ventiv plans to announce its results for the quarter and year ended December 31, 2001. At that time, Ventiv will also provide guidance on its financial outlook for the remainder of 2002, which will incorporate the termination of the Reliant contract, as well as other current and anticipated developments.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.